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                              [KING WORLD LOGO]


                                                           FOR IMMEDIATE RELEASE

                  KING WORLD REPORTS EARNINGS FOR FISCAL 1994

                   CHANGES ACCOUNTING FOR REVENUE RECOGNITION
                             NO IMPACT ON CASH FLOW

NEW YORK, N.Y. -- November 10, 1994 -- King World Productions, Inc. (NYSE: KWP) today reported net income and earnings per share for the fiscal year ended August 31, 1994. The Company also announced a modification of its existing revenue recognition practice, which had the one-time impact of causing fourth fiscal quarter revenues, net income and earnings per share to be approximately $60.7 million, $12.9 million, and $0.34 per share lower, respectively, than they would have been under the prior practice. These revenues will be recognized in subsequent periods. Assuming the previous accounting practice was employed for all four quarters, revenues for fiscal 1994 would have been approximately 14% higher than fiscal 1993, and earnings per share would have been approximately 1% higher. The accounting change had no impact on cash flow.

Results for the full year and fourth quarter are as follows:
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
Fiscal Year Ended August 31,
- ----------------------------
                                                (in millions except per share amounts)
                                                                                      Change from
                                        1994                                          1993 to 1994
                                  -------------------                                ------------------
                                  As               Prior                             As               Prior
                                  Reported         Practice*        1993             Reported         Practice
                                  --------         ---------        ----             --------         --------
Revenues                          $480.7           $541.4           $474.3           + 1%             +14%
Net Income                        $ 88.3           $101.2           $101.9           (13%)              -
Earnings Per Share                $  2.33          $  2.67          $  2.65          (12%)             +1%
Weighted Average
 Number of Shares
 Outstanding                        37.9             37.9             38.4

*Full year results presented as if prior accounting practice had been employed for the fourth quarter.



Fourth Quarter Ended August 31,
- -------------------------------

                                                (in millions except per share amounts)

                                                                                      Change from
                                        1994                                          1993 to 1994
                                  -------------------                                ------------------
                                  As               Prior                             As               Prior
                                  Reported         Practice*        1993             Reported         Practice
                                  --------         ---------        ----             --------         --------
Revenues                          $ 38.6           $ 99.3           $103.6           (63%)             (4%)
Net Income                        $  5.8           $ 18.7           $ 20.7           (72%)            (10%)
Earnings Per Share                $  0.15          $  0.50          $  0.55          (73%)             (9%)
Weighted Average
 Number of Shares
 Outstanding                        37.6             37.6             38.0

*Fourth quarter results presented as if prior accounting practice had been employed.


"Major milestones for King World in fiscal 1994 included the extension of our distribution agreement for THE OPRAH WINFREY SHOW through the 1999-2000 television season; the licensing of our shows as far into the future as the 1999-2000 television season, which resulted in a revenue backlog of over $2.0 billion; and our successful launches of AMERICAN JOURNAL and ROLONDA," said Stephen W. Palley, Executive Vice President and Chief





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Operating Officer of King World.  "During the 1993-1994 television season WHEEL
OF FORTUNE and JEOPARDY! retained their positions as the number one and number two ranked strips in syndication, and THE OPRAH WINFREY SHOW remained the top ranked talk show on television. INSIDE EDITION was once again ranked in the top ten first-run strips, a position it has maintained in every sweeps period since the show's inception. AMERICAN JOURNAL was the number one freshman strip of the 1993-1994 television season."

Mr. Palley added, "King World maintains its leading position in the growing market for syndicated television programming. Our customer base, broadcast television stations, is stronger than ever, and we continue to selectively explore ideas for new shows in a disciplined manner to meet the increasing demand for King World programming.

"Our balance sheet has continued to strengthen throughout the year. At August 31, 1994, our cash position was $430 million, an increase of $46 million from the $384 million we reported at fiscal 1993's year end, after paying a $60 million profit participation advance to HARPO, Inc., the producer of THE OPRAH WINFREY SHOW, and using $29 million of cash to repurchase our common stock. Our financial strength and flexibility has allowed us to continue our stock repurchase program during the year, and provides the Company with the ability to pursue new business opportunities and acquisitions."





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Modified Revenue Recognition Practice
- -------------------------------------
Beginning with the fourth fiscal quarter of 1994, King World began recognizing revenues from first-run programming licensed to television stations when the shows are made available to the stations via satellite transmission, rather than when the shows are produced. Certain programs syndicated by King World are produced several months before satellite transmission for initial telecast. Under the prior practice, revenues from these and all other licensed shows were recognized as the shows were produced, provided that certain other conditions were satisfied. Because television industry production schedules can be highly seasonal, this practice tended to result in King World's reported revenues and earnings being higher in the early part of each fiscal year.

Under the modified practice, revenues from a program will be recognized much closer to the date of its telecast, when King World transmits the show to a satellite transponder for accessing by its licensee television stations. Generally, the period between such transmission and the actual broadcast of the programming is not more than several days. As a consequence of the modified practice, the revenues and earnings derived from first-run syndicated series will be relatively evenly distributed from quarter to quarter.

The accounting change will result in King World recognizing revenues from first-run syndicated programming somewhat later than under the prior practice. This effect will be greater for WHEEL OF FORTUNE and JEOPARDY!, which have a longer lag time





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between production and satellite transmission, and less for THE OPRAH WINFREY
SHOW, INSIDE EDITION, AMERICAN JOURNAL and ROLONDA, which are produced closer to the time the shows are satellite transmitted for access by King World's licensees.

In announcing the accounting change, Anthony Hull, Chief Financial Officer, said "King World will now be aligning its recognition of revenues more closely with its earnings process and cash flow. We expect the change to almost entirely eliminate the quarter-to-quarter fluctuations in reported earnings, which were caused by program production schedules rather than King World's distribution activities. The accounting change will allow investors to more easily understand and follow trends in our core business."

Review of Financial Results
- ---------------------------
Had revenues in the fourth quarter of fiscal 1994 been recognized on a basis comparable to prior periods, revenues for fiscal 1994 would have been approximately 14% higher than fiscal 1993, due primarily to the introduction of new shows produced and distributed by the Company (AMERICAN JOURNAL, which debuted in September 1993, ROLONDA, which debuted in January 1994, and THE LES BROWN SHOW, which debuted in September 1993 and was canceled in January 1994), increased cash license fees from THE OPRAH WINFREY SHOW and INSIDE EDITION and, to a lesser extent, an increase in revenues derived from the sale of retained advertising time on WHEEL OF FORTUNE, JEOPARDY! and INSIDE EDITION.





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Without the change in accounting practice, net income would have been approximately equal to fiscal 1993. Higher revenues were offset primarily by production costs and promotional expenses related to the new shows and payment of a higher percentage of THE OPRAH WINFREY SHOW's profits to its producer HARPO, Inc., which together caused a slight decrease in operating income.

Primary earnings per share for fiscal 1994, which were decreased by $0.34 due to the accounting change, would have been 1% higher than fiscal 1993 results had the prior method of revenue recognition been employed in the fourth quarter of fiscal 1994, due to a smaller number of shares outstanding as a result of the Company's ongoing stock repurchase program.

To facilitate understanding of the modification to the Company's accounting practice, the following table is provided, which sets forth King World's earnings per share for the fiscal years 1993 and 1994 three ways: 1) as reported, 2) assuming the prior accounting practice had been employed throughout the fiscal years, and 3) assuming the modified practice of revenue recognition had been employed throughout the fiscal years. These comparisons are provided solely to allow investors to better understand the impact of the modified accounting practice and to permit comparisons of King World's future quarterly earnings to past results. The unaudited pro forma information is for illustrative purposes only and does not purport to represent the Company's actual results of operations for any period.





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
                                       IMPACT OF ACCOUNTING MODIFICATION ON EARNINGS PER SHARE
                                       -------------------------------------------------------
                                                Pro Forma Impact of the Accounting Modification
                                                -----------------------------------------------
                             (1)                      (2)                      (3)                     (3)-(2)
FISCAL                                             PRIOR                     MODIFIED
1993:                     AS REPORTED              PRACTICE                  PRACTICE                 DIFFERENCE
- ----                      -----------              --------                  --------                 ----------
First Quarter             $0.98                      $0.98                   $0.69                    ($0.29)
Second Quarter             0.62                       0.62                    0.64                      0.02
Third Quarter              0.49                       0.49                    0.69                      0.20
Fourth Quarter             0.55                       0.55                    0.62                      0.07
                          -----                      -----                   -----                    ------
Full year                 $2.65                      $2.65                   $2.64                    ($0.01)
                          =====                      =====                   =====                    =======

FISCAL
1994:
- ----

First Quarter             $1.02                      $1.02                   $0.65                    ($0.37)

Second Quarter             0.64                       0.64                    0.65                      0.01

Third Quarter              0.52                       0.52                    0.67                      0.15

Fourth Quarter             0.15*                      0.50                    0.67                      0.17
                          ------                     -----                   -----                    ------

Full Year                 $2.33                      $2.67                   $2.64                    ($0.03)
                          =====                      =====                   =====                    =======

* - After the one-time impact of implementing the accounting change.


As illustrated in the above table, apart from the one-time impact of implementing the change, the modified accounting practice has little effect on full year earnings, and results in a portion of income that previously would have been recorded in the first quarter of a fiscal year being recognized later in such fiscal year.

King World is the leading worldwide distributor of first-run programming, including WHEEL OF FORTUNE, JEOPARDY! and THE OPRAH WINFREY SHOW, the three highest rated strips in syndication. The





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Company produces and distributes INSIDE EDITION, AMERICAN JOURNAL and ROLONDA.
King World distributes its own library of 68 feature films and 210 television programs, and the Mr. Food television insert. The Company's barter subsidiary, Camelot Entertainment Sales, Inc., sells national advertising time in King World and other television programming. WHEEL OF FORTUNE and JEOPARDY! are produced by Columbia TriStar Television, a Sony Pictures Entertainment Company. THE OPRAH WINFREY SHOW is produced by HARPO Productions, Inc.

                              [SEE ATTACHED TABLE]

For further information, contact:       Allyson Kossow Felix
                                        King World Productions, Inc.
                                        (212) 315-4000

                                        Lisa La Magna
                                        Abernathy MacGregor Scanlon
                                        (212) 371-5999





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
                                            KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES

                                                  CONSOLIDATED STATEMENTS OF INCOME



                                                                                             Year Ended August 31,
                                                                                         -----------------------------
                                                                                             1994(1)           1993
                                                                                             ------          --------
                                                                                         (Dollars in thousands except
                                                                                                per share data)
REVENUES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $480,659         $474,312
                                                                                            --------         --------

EXPENSES:
  Producers' fees, programming and
    other direct operating costs  . . . . . . . . . . . . . . . . . . . . . . . . .          279,465          265,357
  Selling, general and admini-
    strative expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           73,616           58,005
                                                                                            --------         --------
                                                                                             353,081          323,362
                                                                                            --------         --------

  Income from operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          127,578          150,950

INTEREST AND DIVIDEND INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . .           13,261           11,642
                                                                                            --------         --------

  Income before provision for
    income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          140,839          162,592


PROVISION FOR INCOME TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           52,539           60,656


  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 88,300         $101,936
                                                                                            ========         ========


PRIMARY EARNINGS PER SHARE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $2.33            $2.65
                                                                                            ========         ========




- --------------------

1     The results of operations for fiscal 1994 reflect a change in accounting for revenue recognition adopted prospectively in the fourth quarter of fiscal 1994. The one-time impact of adopting such change was to cause revenues, net income and earnings per share to be approximately $60.7 million, $12.9 million, and $0.34 per share lower, respectively, than they would have been under the prior practice.




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